Exhibit 10.1
SECOND AMENDMENT TO SUPPLY AGREEMENT
     THIS SECOND AMENDMENT TO SUPPLY AGREEMENT is entered into this 18th day of December 2008, by and between R. J. Reynolds Tobacco Company, a North Carolina corporation (“RJRT”), and Alcan Packaging Food and Tobacco Inc., a Delaware corporation (“Supplier”).
WTNESSETH:
     WHEREAS, RJRT and Supplier are parties to a Supply Agreement, dated May 2, 2005 (as amended by a First Amendment, dated September 16, 2005, the “Supply Agreement”);
     WHEREAS, RJRT and Supplier desire to amend the Supply Agreement in accordance with the terms and provisions set forth below (except as otherwise provided herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Supply Agreement); and
     WHEREAS, Supplier and Santa Fe Natural Tobacco Company, Inc. (“SFNTC”) are entering into a letter agreement, dated the date hereof, relating to the potential of Supplier supplying SFNTC with certain of SFNTC’s Cigarette packaging requirements, all subject to the terms and conditions contained therein (the “Letter”).
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Schedule 3.1(b) to the Supply Agreement is hereby deleted in its entirety. Section 3.1(b) of the Supply Agreement is hereby deleted in its entirety and the following is substituted in its place:
     [Intentionally Omitted]
     2. If SFNTC fails to purchase at least 90% of its Cigarette packaging requirements from Supplier for any reason other than Cause, as defined below (with the foregoing determination to be made based upon the total dollar value of the Cigarette cartons and crush-proof boxes purchased by SFNTC during the applicable time period): (i) during the period commencing upon the Start Date, as such term is defined in the Letter, and ending upon December 31, 2009, then RJRT shall pay to Supplier the amount of $283,000.00 (Two Hundred and Eighty-Three Thousand Dollars) by February 15, 2010; or (ii) during the period commencing upon January 1, 2010 and ending upon December 31, 2010, then RJRT shall pay to Supplier the amount of $141,300 (One Hundred Forty-One Thousand and Three Hundred Dollars) by February 15, 2011,

except that RJRT shall not be required to make the payment described in this clause (ii) if it has made the payment described in preceding clause (i). The term “Cause” shall mean the occurrence of any of the following: Supplier’s failure to comply with the terms of Section 2 of the Letter; Supplier’s failure to supply SFNTC with Cigarette packaging products in accordance with specifications furnished by SFNTC or the failure otherwise to meet SFNTC’s requirements relating to the quality of Cigarette packaging products; Supplier’s failure to meet SFNTC’s requirements relating to delivery dates for Cigarette packaging products; Supplier’s failure to provide SFNTC during 2009 with prices for Cigarette cartons and crush-proof boxes that are equal to or less than the applicable prices set forth in Exhibit A attached to the Letter; or Supplier’s breach of, or non-compliance with, any other obligation owed to SFNTC relating to the supply of any of SFNTC’s Cigarette packaging requirements.
     3. RJRT hereby releases and discharges Supplier from any and all claims, actions, causes of action and demands for money, damages, losses, liabilities, expenses, fees and costs (collectively, “Claims”) relating to Supplier’s furnishing to RJRT, prior to the date hereof, of Cigarette packaging for RJRT’s KOOL brand, which packaging was used by RJRT in 2008 for approximately 3,300 cases of Cigarettes shipped to Japan for sale, to the extent such Claims relate to or are based upon faint or missing print on labels. In addition and without prejudice to any and all other rights and remedies available to RJRT upon a breach by Supplier of Supplier’s obligations set forth herein, the foregoing release shall be deemed null and void and of no force or effect if Supplier breaches its obligations set forth in Section 2 of the Letter.
     4. Following (a) Supplier’s successful completion of RJRT’s supplier qualification process to RJRT’s satisfaction, as determined in RJRT’s reasonable business judgment, for the supply of Cigarette packaging sleeves (“Sleeves”), and (b) Supplier’s installation of the equipment necessary to produce Sleeves, including, without limitation, an offset press and gluer, at its facility located in Reidsville, North Carolina, Richmond, Virginia or Atlanta, Georgia, and Supplier’s written confirmation to RJRT of such installation, then RJRT shall notify Supplier in writing (with such notice to be provided no later than 30 days after the last to occur of the events described in preceding clauses (a) and (b)) that Sleeves shall be deemed, upon RJRT’s delivery of such notice, to be an Included Product for purposes of the Supply Agreement (with Annex B to the Supply Agreement being deemed to be supplemented accordingly, and Annex D to the Supply Agreement being deemed supplemented to reflect the Specifications for the Sleeves that were used in connection with the above supplier qualification process), with Supplier’s Price for Sleeves, for purposes of the Supply Agreement, being set forth in Exhibit A attached hereto, subject to adjustment as otherwise provided in the Supply Agreement as amended by this Second Amendment to Supply Agreement (with Annex F to the Supply Agreement being deemed to be supplemented accordingly upon RJRT’s delivery of such notice).

     5. RJRT agrees to provide Supplier with notice of, and an opportunity to bid on, RJRT’s Cigarette packaging requirements involving offset printing (in addition to the parties’ agreement in Section 4 hereof with respect to Sleeves) (it being acknowledged and agreed that such notice and bidding opportunity shall be furnished using RJRT’s electronic procurement tool known as Bravo Solutions, and it being further acknowledged and agreed that unless otherwise expressly agreed in a writing signed by each of RJRT and Supplier after the date hereof, none of such other offset business shall be deemed to be Included Products).
     6. If, during the Term, RJRT acquires all of the capital stock of any entity engaged in the manufacture, in the United States, of Cigarettes, then RJRT shall use commercially reasonable efforts to cause such entity to purchase from Supplier 80% of the acquired entity’s printed Cigarette packaging requirements with respect to that entity’s U.S. Cigarette manufacturing business (with the foregoing determination to be made based upon the total dollar value of the printed Cigarette packaging purchased by that entity) during the period commencing upon the 180th day after the consummation of the acquisition of such entity through and until the expiration of the Term, and Supplier shall supply the acquired entity such Cigarette packaging requirements; provided, however, that neither RJRT nor such acquired entity shall have any obligation pursuant to this Section 6: unless the quality, price, payment and delivery terms and all other terms and provisions applicable to the supply of such requirements (collectively, “Terms”) offered by Supplier to the acquired entity are at least as favorable to the acquired entity as the most favorable Terms available to the acquired entity from any other supplier; or if compliance with the provisions of this Section 6 would cause RJRT or the acquired entity to be in breach of any of its respective contractual obligations owed to third parties, or would cause RJRT or the acquired entity to incur any cost, expense or liability (over and above the acquired entity’s cost of purchasing Cigarette packaging products from Supplier).
     7. If, during 2009, RJRT breaches its obligations set forth in Section 4, 5 or 6 hereof, then (notwithstanding Section 1 hereof) the Price of each Product under the Supply Agreement, for the period commencing January 1, 2010 through the expiration of the Term, shall be increased by 1.75% over the Price applicable during 2009, with the foregoing price increase to be the sole and exclusive remedy available to Supplier for any such breach.
     8. This Second Amendment to Supply Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9. Except as otherwise expressly set forth herein, the Supply Agreement remains unmodified and in full force and effect.

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     10. This Second Amendment to Supply Agreement shall become effective as of December 31, 2008, provided RJRT has received on or before such date a copy of the Letter executed by each of Supplier and SFNTC.
     IN WITNESS WHEREOF, the parties have executed this Second Amendment to Supply Agreement as of the day and year first above written.

R. J. REYNOLDS TOBACCO COMPANY

By: Name:	/s/ Andrew D. Gilchrist Andrew D. Gilchrist
Title:	Executive Vice President

ALCAN PACKAGING FOOD AND TOBACCO INC.

By: Name:	/s/ Dwight H. Kennedy Dwight H. Kennedy
Title:	President Global Tobacco

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